Exhibit 99.1

Krispy Kreme Announces Changes in Its Board of Directors and Names New Corporate Officers

WINSTON-SALEM, N.C., April 24 /PRNewswire-FirstCall/ -- Krispy Kreme Doughnuts, Inc. (NYSE: KKD) today announced the following changes in its Board of Directors and transitions in the Chief Financial Officer and General Counsel positions.

Robert L. (Bob) Strickland has retired from the Krispy Kreme Board of Directors effective immediately preceding the Annual Meeting of Shareholders on June 4, 2007. Mr. Strickland has served on Krispy Kreme's Board of Directors for more than eight years and was elected Vice Chairman in 2005.

The Company also announced that its Board of Directors nominated two industry veterans, Lynn Crump-Caine and C. Stephen Lynn, to the Krispy Kreme Board of Directors for election at the June 4 Annual Meeting of Shareholders.

Ms. Crump-Caine is currently the Chief Executive Officer of OutsideIn Consulting, an organizational performance and strategy development consulting firm she founded in 2004. Previously, she worked for McDonald's Corporation for over thirty years, and held several executive positions within McDonald's, including Executive Vice President of U.S. Restaurant Systems and Executive Vice President of Worldwide Systems.

Mr. Lynn currently serves as Chairman of Cummings Inc., a fully integrated provider of branding services to national and regional clients. Previously, he served as Chairman and Chief Executive Officer of Shoney's Inc., and Chairman and Chief Executive Officer of Sonic Corporation.

"We cannot adequately thank Bob Strickland for his many years of dedicated service to Krispy Kreme," said Daryl Brewster, President and Chief Executive Officer of Krispy Kreme. "His commitment to this Company has been outstanding, and we appreciate his leadership as a Director."

"As we go forward, having restaurant industry veterans with decades of experience like Lynn and Steve join our Board of Directors will add a wealth of expertise to an already strong group of corporate leaders," Mr. Brewster added.

The Company also announced today that Michael C. Phalen, Chief Financial Officer, has decided to leave the Company and return to investment banking in Baltimore where, prior to joining the Company, he spent approximately eight years of his career. Mr. Phalen has led financial operations at the Company since January 2004. His resignation will be effective June 5, 2007. Douglas R. Muir, Chief Accounting Officer, has been named as his successor. Mr. Muir joined the Company in December 2004 and was instrumental in the organization becoming current with its Securities and Exchange Commission (SEC) filings.

"Krispy Kreme has made significant progress under Mike Phalen's leadership as Chief Financial Officer," Mr. Brewster said. "Mike has helped lead the Company through some difficult times, and we appreciate his hard work and dedication. We wish him continued success."

"Mike will hand over the Chief Financial Officer responsibilities to a very capable successor, Doug Muir, who has been with Krispy Kreme for the past three years. Doug has held many senior financial management positions during his 30 year career, including having served as Chief Financial Officer for a public company," Mr. Brewster added.

The Company has also appointed Sandra K. (Sandy) Michel as its new Executive Vice President and General Counsel. Ms. Michel replaces Charles A. (Chuck) Blixt who has served in the position on an interim basis since September 2006. Mr. Blixt will remain a member of the Company's Board of Directors and is being nominated for reelection at the Annual Meeting. With more than 25 years of legal experience, Ms. Michel has served as General Counsel for two public companies both listed on the New York Stock Exchange (NYSE). Most recently, she served as Senior Vice President, General Counsel and Secretary for La Quinta Corporation, where she managed the legal department, directed franchise compliance operations, negotiated strategic acquisitions, and handled complex litigation matters.

"The addition of Sandy Michel to the Krispy Kreme legal team as General Counsel is an important step as we continue to prepare for sustained growth," Mr. Brewster said. "Additionally, we appreciate the commitment and significant contribution Chuck Blixt has made. We are pleased to have Chuck remain on the Board."

Mr. Brewster went on to comment, "It is encouraging that we are transitioning two very important executive positions and attracting industry veterans to our Board of Directors as we continue the Krispy Kreme turn around."

About Krispy Kreme:

Founded in 1937 in Winston-Salem, North Carolina, Krispy Kreme is a leading branded specialty retailer of premium quality doughnuts, including its signature Hot Original Glazed. There are currently approximately 296 Krispy Kreme stores and 99 satellites operating system-wide in 41 U.S. states, Australia, Canada, Hong Kong, Indonesia, Japan, Kuwait, Mexico, the Philippines, the Republic of South Korea and the United Kingdom. Krispy Kreme can be found on the World Wide Web at http://www.krispykreme.com.

Information contained in this press release, other than historical information, should be considered forward-looking. Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Krispy Kreme's operating results, performance or financial condition are the outcome of pending governmental investigations, including by the Securities and Exchange Commission and the United States Attorney's Office for the Southern District of New York; potential indemnification obligations and limitations of our director and officer liability insurance; material weaknesses in our internal control over financial reporting; our ability to implement remedial measures necessary to improve our processes and procedures; significant changes in our management; our ability, and our dependence on the ability of our franchisees, to execute our and their business plans; our ability to implement our international growth strategy; currency, economic, political and other risks associated with our international operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients; compliance with governmental regulations relating to food products and franchising; our relationships with wholesale customers; our ability to protect our trademarks; restrictions on our operations contained in our senior secured credit facilities; changes in customer preferences and perceptions; risks associated with competition; and other factors discussed in Krispy Kreme's Annual Report on Form 10-K for fiscal 2007 and other periodic reports filed with the Securities and Exchange Commission.

SOURCE
Krispy Kreme Doughnuts, Inc.

CONTACT:
Brian K. Little of Krispy Kreme Doughnuts, Inc., +1-336-726-8825, blittle@KrispyKreme.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Krispy Kreme Doughnuts, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.